Exhibit 99.1

FOR IMMEDIATE RELEASE

ROBERT F. SHUFORD, JR. NAMED TO BOARDS OF OLD POINT NATIONAL BANK AND OLD POINT

FINANCIAL CORPORATION

Hampton, Virginia January 15, 2009 Robert F. Shuford, Jr. was elected to the boards of Old Point National Bank and Old Point Financial Corporation (Nasdaq “OPOF”) at the regular meeting of those boards on January 13, 2009.

Mr. Shuford, Jr. has served as Executive Vice President and Chief Operating Officer of Old Point National Bank since 2003. He earned a degree in biomedical engineering from Duke University. Mr. Shuford, Jr. is also a graduate of the Virginia Bankers Association of Bank Management as well as the BAI Graduate School of Bank Operations and Technology. He is on the boards of the Peninsula YMCA, Hampton History Museum Association, and the Virginia Bankers Association School of Bank Management. Mr. Shuford, Jr. is a member of the Virginia Peninsula Rotary Club, Hampton 2010 Commemorative Committee, and Hampton Forward.

Mr Shuford, Jr. is the third generation of his family to serve on the board of Old Point National Bank.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 20 branches and 60 ATMs throughout the Hampton Roads area, and Old Point Trust & Financial Services, N.A., a wealth management services provider.

For more information contact:

Audrey Knoth, 757-625-2518

Lani Chisman Davis, 757/ 728-1286